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[LETTERHEAD]







                        INDEPENDENT ACCOUNTANTS' CONSENT



The Board of Directors and Stockholders
First Interstate BancSystem, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of our report dated June 4, 1999 relating to the statements of net assets available for benefits of the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. as of December 31, 1998 and 1997 and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the December 31, 1998 report on Form 11-K of First Interstate BancSystem, Inc.


                                      /s/ KPMG LLP

Billings, Montana
June 28, 1999